Tracie Hadama
Teacher’s Pet, Inc.
1000 N. Green Valley Parkway, Suite 440-484
Henderson, Nevada 89074

August 24, 2010
Joey Parsi
Giggles N Hugs, LLC
11701 Wilshire Blvd, #11
Los Angeles, CA 90025

RE:	Agreement Between Giggles n Hugs and Teacher’s Pet, Inc.
Re: Facility License and Management Agreement

Mr. Parsi:

This Letter of Intent will confirm the intent of the parties with respect to the proposed agreement (the “Agreement”) between Teacher’s Pet, Inc. (“TPET”) and Giggles N Hugs, LLC, (“GNH”), in reference to our discussions regarding the Licensing Rights for specified locations of Giggles N Hugs restaurant facilities and the concurrent Management Agreement. On terms and conditions mutually acceptable to TPET, and GNH, the Agreement will be structured as a License whereby TPET will issue shares of its common stock in exchange for a License to operate as a Giggles N Hugs restaurant and entertainment facility, with a concurrent Management Agreement between TPET and GNH. The objective of our discussion has been the execution and consummation, as soon as feasible, a formal definitive Agreement (together with all other definitive documents pertaining thereto, collectively the "Agreement") between TPET and GNH which, among other things, would provide for the various matters set forth below.

This letter neither constitutes a legally binding agreement nor creates any rights or interests in favor of the parties, it being understood that any rights and obligations which the parties may have, to each other, remain to be set forth in the definitive Agreement described below, into which this letter and all prior discussions shall merge.

The principal business of GNH is to operate multiple Giggles N Hugs restaurant facilities, with its primary locations in Brentwood, California and Century City, California. GNH’s strategy is to develop and operate restaurant facilities under the brand name Giggles N Hugs.

TPET is a public company with a class of common stock quoted on the Over the Counter Bulletin Board under the current symbol of TPET.

1.
Parties; Structure. The transaction will take the form of a License between TPET and GNH, in addition to a Management Agreement for each facility. At the Effective Time and upon the terms and subject to the conditions of the Agreement, the License will be acquired by TPET, whereby TPET will develop and operate Giggles N Hugs restaurants under the management of GNH. A key provision of the Agreement will be a provision for the Right of First Refusal for the purchase of either Membership Interests or upon conversion, if any, of the corporate stock of GNH.

2.	Consideration; Stock Issuance. TPET and GNH will evaluate the existing assets to determine the value of the License and Management Agreement to determine a final acquisition valuation.

3.
Asset Purchase Agreement. The parties would proceed in good faith to negotiate the terms of a mutually acceptable Agreement containing such covenants, representations, warranties and conditions as are customary in transactions of this type, but including the matters described herein. The parties will use their best efforts to complete the Agreement and have the Agreement approved by the parties Members and Board of Directors by September 30, 2010.

4.
Due Diligence. TPET and its attorneys, accountants and other representatives will have full access to the books, records and technology of GNH to complete its due diligence investigation of GNH before closing of the Asset Sale.

5.
Representations and Warranties. The Agreement would contain such representations and warranties with respect to the business, property and financial condition of GNH as may reasonably be required by TPET. In turn, TPET would provide GNH with certain representations and warranties to the business, property and financial condition of TPET as may reasonably be required by GNH. These representations and warranties by both TPET and GNH would include, without limitation, matters such as the following:

As to GNH:

a.
GNH is duly organized and validly existing under the laws of the jurisdiction or country of formation and has all requisite power and authority to own and hold its respective properties and conduct the business in which it is engaged; holds all material licenses, permits and other authorizations from governmental authorities needed to conduct its business; and all of the outstanding membership interests of GNH are duly authorized and validly issued, fully paid and nonassessable.

b.	GNH has good and marketable title to all of its assets, and title is valid and proper.

c.	The financial statements of GNH are true, correct and complete.

As to TPET:

a.
TPET is duly organized and validly existing under the laws of the State of Nevada and has all requisite corporate power and authority to own and hold its respective properties and conduct the business in which it is engaged; holds all material licenses, permits and other authorizations from governmental authorities needed to conduct its business.

b.	TPET has good and marketable title to all of its assets, and title is valid and proper.

c.	The audited financial statements of TPET as of and for the year ended December 31, 2009, are true, and correct.

6.
Issuance of Shares. The shares issued in the Asset Sale will be issued in reliance on certain exemptions from registration provided by the Securities Act of 1933 and are not intended to be registered with the Securities and Exchange Commission.

7.
Board of Directors and Members Approval. The Sale of the License will be subject to approval by GNH Members and the majority of the Board of Directors of TPET will provide their approval to the Agreement. At the time of execution of the Agreement, GNH and TPET’s affiliates, and Board of Directors will approve the transaction.

8.
Conditions. The Agreement will provide that the obligations of the respective parties to complete the Asset Sale would be subject to the following conditions together with such other conditions as may reasonably be required by each party:

Conditions Prior to GNH Closing:

a.	The Board of Directors of TPET shall have approved the Asset Sale.

b.	There shall have been no material adverse change in the financial condition, earnings or prospects of TPET.

c.	GNH shall complete such due diligence as is deemed by its management sufficient to complete the Acquisition.

Conditions Prior to TPET Closing:

a.	The Managing Members and all Members of GNH shall have approved the Agreement.

b.	There shall have been no material adverse change in the financial condition, earnings or prospects of GNH.

c.	TPET shall complete such due diligence as is deemed by the Board of Directors sufficient to complete the Asset Sale.

d.	GNH’s Members shall have approved the transaction.

e.	GNH shall have provided TPET with a copy of its Financial Statements for years ending December 31, 2008 and December 31, 2009; both prepared according to US GAAP.

f.
GNH, by executing this Agreement is providing TPET the right to utilize the name of Giggles N Hugs, until such time as the anticipated transaction is complete, or until a termination of the transaction occurs. In the event of termination, TPET shall be required to change its name to a name other than Giggles N Hugs, within 90 days of such termination. Upon completion of the transaction TPET shall have acquired the right to utilize the name of Giggles N Hugs.

9.
Press Releases. The Parties will consult with each other prior to issuing any press release or other public statement regarding the proposed transaction. It is strictly understood by the Parties that the information contained herein is confidential in nature and that no such public disclosure, other than as agreed by the parties, shall be made by either party. Both parties understand that TPET is subject to rules and regulations as are promulgated by the Federal Securities Laws of the United States, and in an effort to avoid the disclosure of material non-public information, the parties agree that upon execution of this Letter of Intent, TPET will file a Form 8-K with the Securities and Exchange Commission.

10.
Disclosure. TPET and GNH agree to take all reasonable precautions to prevent any trading in TPET securities by their respective officers, directors, employees, affiliates, agents or others having knowledge of the proposed Asset Sale until the proposed transaction has been disclosed to the general public through the filing of a Form 8-K. The parties understand and agree that until a press release is issued, if ever, or other public disclosure has been made by TPET, neither party will disclose the fact that these negotiations are taking place, except to professional advisors and to employees of TPET and GNH on a need to know basis.

11.
Expenses. Whether or not the parties enter into the Agreement, all costs and expenses incurred in connection with this Letter of Intent and the proposed Asset Sale shall be paid by the party incurring such costs. If for any reason the transaction is not consummated, neither party will have any claim against the other with respect to such expenses.

12.
Nature of Negotiations. The parties understand that the negotiations described in this letter are merely preliminary negotiations. This letter does not constitute a binding agreement between TPET or GNH.

13.	Remedies. In the event of a termination of the negotiations by either party, the other parties may not be entitled to any remedy for such termination.

Please indicate your agreement to and acceptance of this letter of intent by signing and returning the enclosed copy of this letter to the undersigned before 5:00 pm Pacific Standard Time on September 1, 2010.

Very truly yours,

/S/ Tracie Hadama

Tracie Hadama, President
TPET

Agreed and accepted as of August 25, 2010

GNH

By: /S/ Joey Parsi
Joey Parsi

Its: Chief Executive Officer